Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Results for the Second Quarter of 2012

Houston, Texas (Wednesday, August 1, 2012) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2012.

Second Quarter 2012 Highlights
•
For the second quarter of 2012, Enterprise reported gross operating margin and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $1.0 billion each, net income of $567 million and earnings per unit of $0.64 on a fully diluted basis.  This compares to gross operating margin of $923 million, Adjusted EBITDA of $916 million, net income of $449 million and earnings per unit of $0.51 on a fully diluted basis for the second quarter of 2011.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
($ in millions, except per unit amounts)
Gross operating margin(1)	$1,033	$923	$2,086	$1,798
Operating income	$749	$644	$1,498	$1,269
Net income	$567	$449	$1,223	$883
Fully diluted earnings per unit	$0.64	$0.51	$1.37	$1.00
Adjusted EBITDA(1)	$1,045	$916	$2,135	$1,807
Distributable cash flow(1) (2)	$876	$778	$2,505	$1,471

(1)
Gross operating margin, Adjusted EBITDA and Distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

(2)
Distributable cash flow for the second quarters of 2012 and 2011 included $131 million and $166 million, respectively, of net proceeds from the sale of assets, including the sale of common units of Energy Transfer Equity, L.P.  Distributable cash flow for the first six months of 2012 and 2011 included $1.13 billion and $251 million, respectively, of net proceeds from the sale of assets, including the sale of common units of Energy Transfer Equity, L.P.

•
Enterprise increased its cash distribution with respect to the second quarter of 2012 to $0.635 per unit, or $2.54 per unit on an annualized basis, which represents a 5 percent increase from the distribution rate paid with respect to the second quarter of 2011.  This is the 32nd consecutive quarterly increase and the 41st increase since the partnership’s initial public offering in 1998.  The distribution with respect to the second quarter of 2012 will be paid on August 8, 2012 to unitholders of record as of the close of business on July 31, 2012;

•
Enterprise reported distributable cash flow of $876 million for the second quarter of 2012, which provided 1.6 times coverage of the $0.635 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $331 million of distributable cash flow for the second quarter of 2012.  Distributable cash flow for the second quarter of 2012 included $131 million of net proceeds from the sale of assets, including approximately 3 million common units of Energy Transfer Equity, L.P. (“Energy Transfer Equity”, NYSE: ETE).  Excluding proceeds from asset sales, distributable cash flow for the second quarter of 2012 would have been $745 million and provided 1.4 times coverage of the cash distribution declared with respect to the quarter;

•
Enterprise’s total NGL, crude oil, refined products and petrochemical pipeline volumes for the second quarter of 2012 were 4.0 million barrels per day (“BPD”), which was 3 percent more than volumes in the second quarter of 2011.  Total natural gas pipeline volumes increased 14 percent to a record 14.7 trillion British thermal units per day (“TBtud”) for the second quarter of 2012.  NGL fractionation volumes for the second quarter of 2012 increased 20 percent to a record 654 thousand barrels per day (“MBPD”).  Equity NGL production for the second quarter of 2012 decreased 20 percent to 96 MBPD, while fee-based natural gas processing volumes for the second quarter of 2012 increased 15 percent to a record 4.2 billion cubic feet per day (“Bcfd”);

•	Enterprise made capital investments of $927 million during the second quarter of 2012, including $90 million of sustaining capital expenditures; and

•	Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under its revolving credit facility) at June 30, 2012 of approximately $3.1 billion.

“Enterprise reported strong results for the second quarter of 2012 with four of our five business segments posting higher gross operating margin than the second quarter of last year,” stated Michael A. Creel, president and CEO of Enterprise.  “Gross operating margin for the second quarter of 2012 increased 12 percent from the second quarter of 2011 primarily due to higher volumes of NGLs, natural gas and crude oil handled by our integrated midstream system of assets.  The partnership set records with respect to fee-based natural gas processing volumes, natural gas pipeline volumes and NGL fractionation volumes.”

“Increases in gross operating margin associated with these higher volumes, our marketing activities and improved hedging results in our natural gas processing business more than offset the effects of lower NGL and natural gas prices that resulted in a decrease in our equity NGL production and reduced drilling activity in certain regions.  During the second quarter of 2012, the U.S. petrochemical industry had an extended period of planned and unplanned plant turnarounds, which led to lower demand and prices for ethane.  Most of these maintenance activities were completed in early July.  We estimate that demand for ethane is currently running in excess of one million barrels per day, and we have seen ethane prices strengthen accordingly,” said Creel.

“We completed a number of noteworthy construction projects during the second quarter of 2012.  These included the first of three 300 million cubic feet per day processing units at our Yoakum natural gas plant, which serves producers in the Eagle Ford Shale in South Texas, and the completion of the first phase of reversing the flow on the Seaway Crude Oil pipeline from Cushing, Oklahoma to the Texas Gulf Coast.  Both of these projects were completed in May 2012 and began generating cash flow in the second quarter,” said Creel.

“Overall, we are on schedule to complete construction and begin commercial operations on approximately $3 billion of organic growth projects in 2012.  Most of these projects are associated with the Eagle Ford Shale development.  The second 300 million cubic feet per day train at our Yoakum plant should begin commercial operations in August 2012.  Natural gas and NGL pipelines and storage facilities that support the plant are also beginning operations.  Each of the trains at the Yoakum facility has the capacity to produce over 40 MBPD of NGLs.  In addition, the first phase of our Eagle Ford Shale crude oil pipeline, which has 350 MBPD of throughput capacity, is in the early stages of commercial operations.  We are also on schedule to complete modifications that will increase the capacity of the Seaway Crude Oil pipeline to transport crude oil from Cushing to the Texas Gulf Coast. These projects will generate new sources of fee-based cash flow for our partnership, which we estimate will increase the percentage of our gross operating margin attributable to fee-based activities from approximately 73 percent in 2011 to approximately 80 percent in 2013,” stated Creel.

Review of Second Quarter 2012 Results

Net income for the second quarter of 2012 increased 26 percent to $567 million from $449 million for the second quarter of 2011.  Net income attributable to limited partners for the second quarter of 2012 increased 25 percent to $0.64 per unit on a fully diluted basis compared to $0.51 per unit on a fully diluted basis for the second quarter of 2011.

On July 11, 2012, we announced that the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the second quarter of 2012 to $0.635 per unit, which represents a 5 percent increase over the $0.605 per unit rate that was paid with respect to the second quarter of 2011.  Enterprise generated distributable cash flow of $876 million for the second quarter of 2012 compared to $778 million for the second quarter of 2011.  Distributable cash flow for the second quarters of 2012 and 2011 included $131 million and $166 million, respectively, of net proceeds from the sale of assets, including the sale of common units of Energy Transfer Equity.

Enterprise’s distributable cash flow for the second quarter of 2012 provided 1.6 times coverage of the cash distributions that will be paid on August 8, 2012 to unitholders of record on July 31, 2012.  Excluding net proceeds from the sale of assets, distributable cash flow for the second quarter of 2012 would have been $745 million and provided 1.4 times coverage of the cash distributions declared with respect to the quarter.  The partnership retained $331 million of distributable cash flow for the second quarter of 2012, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For the first six months of 2012, Enterprise retained approximately $1.4 billion of distributable cash flow, which includes $1.1 billion of net proceeds from sales of assets, including the sale of Energy Transfer Equity common units.

Revenues for the second quarter of 2012 were $9.8 billion compared to $11.2 billion for the same quarter of 2011 primarily attributable to lower commodity prices, which more than offset the effect of higher overall volumes.  Changes in our revenues and operating costs and expenses quarter-to-quarter are explained in large part by changes in energy commodity prices.  In general, lower energy commodity prices result in a decrease in our revenues attributable to the sale of NGLs, natural gas, crude oil, petrochemicals and refined products; however, these lower commodity prices also decrease the associated cost of sales as purchase costs decline.

Review of Segment Performance for the Second Quarter of 2012

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $566 million for the second quarter of 2012, a 14 percent increase compared to $498 million for the same quarter of 2011.

Enterprise’s natural gas processing and related NGL marketing business generated gross operating margin of $339 million for the second quarter of 2012 compared to $303 million for the second quarter of 2011.  This $36 million increase was largely due to improved commodity hedging results associated with our natural gas processing activities, higher NGL sales margins and higher fee-based natural gas processing volumes, which more than offset the effect of lower equity NGL production primarily due in part to lower recoveries of ethane.  Our natural gas processing plants reported record fee-based processing volumes of 4.2 Bcfd.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 96 MBPD for the second quarter of 2012 compared to 120 MBPD for the second quarter of 2011.  Approximately 10 MBPD of the decrease in equity NGL production was due to lower ethane recoveries.

Gross operating margin from the partnership’s NGL pipelines and storage business was $158 million for the second quarter of 2012 compared to $143 million for the second quarter of 2011.  The Mid-America and Seminole pipeline systems reported a $7 million increase in gross operating margin due to an increase in system-wide tariffs that became effective in July 2011 and a 28 MBPD increase in pipeline volumes.  Enterprise’s Mont Belvieu NGL storage and Houston Ship Channel import/export terminal and related pipeline facilities reported an aggregate increase in gross operating margin of $11 million for the second quarter of 2012 compared to the second quarter of last year primarily due to higher volumes.  On a combined basis, our NGL pipeline volumes were 2.4 million BPD for the second quarter of 2012, representing a 187 MBPD increase over the second quarter of 2011.

Enterprise’s NGL fractionation business reported record gross operating margin of $69 million for the second quarter of 2012 compared to $52 million reported for the same quarter of 2011.  Our Mont Belvieu fractionators accounted for $21 million of this increase in gross operating margin, which was primarily due to higher volumes and revenues associated with our fifth NGL fractionator that went into service in October 2011.  Enterprise’s South Texas and Promix fractionators also reported increases in gross operating margin.  These increases were partially offset by Norco, which reported a $6 million decrease in gross operating margin.  The lower volumes fractionated at Norco are attributable to more NGLs being fractionated in Mont Belvieu and downtime associated with certain third party-owned production facilities in the Gulf of Mexico.  Fractionation volumes for the second quarter of 2012 increased 20 percent to a record 654 MBPD compared to 545 MBPD in the second quarter of 2011.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported a $15 million, or 9 percent, increase in gross operating margin for the second quarter of 2012 to $176 million from $161 million for the second quarter of 2011.  The Acadian Gas system reported a $41 million increase in gross operating margin as a result of its Haynesville Extension pipeline going into service in November 2011.  Gross operating margin from the Texas Intrastate system increased $20 million from the second quarter of 2011 on a 14 percent increase in pipeline volumes that was primarily attributable to growing production from the Eagle Ford Shale.  This was partially offset by the San Juan gathering system which reported a $15 million decrease in gross operating margin for the second quarter of 2012 compared to the second quarter of last year primarily due to lower revenues, including certain gathering fees that are indexed to natural gas prices.  Gross operating margin decreased by $10 million associated with our Mississippi natural gas storage and Alabama pipeline assets that were sold in December 2011 and August 2011, respectively.  Gross operating margin from natural gas marketing activities decreased $9 million quarter-to-quarter primarily due to lower sales margins.  Gross operating margin from the Jonah gathering system decreased by $7 million for the second quarter of 2012 compared to the same quarter of 2011 due to lower gathering volumes.  Total onshore natural gas pipeline volumes increased 1.9 TBtud, or 16 percent, to a record 13.8 TBtud for the second quarter of 2012.

Onshore Crude Oil Pipelines & Services – Gross operating margin from Enterprise’s Onshore Crude Oil Pipelines & Services segment increased 41 percent, or $28 million, to $96 million for the second quarter of 2012 from $68 million for the second quarter of 2011.  Most of Enterprise’s major onshore crude oil pipelines and associated marketing activities reported increases in gross operating margin for the second quarter of 2012 due to higher volumes and sales margins.  Total onshore crude oil pipeline volumes increased to 725 MBPD for the second quarter of 2012 from 642 MBPD for the second quarter of 2011.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment decreased by $15 million to $38 million for the second quarter of 2012 from $53 million for the same quarter of 2011.

The Independence Hub platform and Trail pipeline reported a $19 million decrease in aggregate gross operating margin to $17 million for the second quarter of 2012 from $36 million for the second quarter of 2011 attributable to lower demand fee revenues and lower volumes.  The Independence Hub platform earned demand fee revenues of approximately $4.6 million per month over a 60-month period that began when it commenced operations in March 2007 until that period expired in March 2012.  Natural gas volumes on the Independence Trail pipeline were 380 billion British thermal units per day (“BBtud”) for the second quarter of 2012 compared to 477 BBtud reported for the second quarter of 2011.  Total offshore natural gas pipeline volumes (including those for Independence Trail) decreased 132 BBtud to 907 BBtud for the second quarter of 2012 compared to the second quarter of 2011.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $20 million for the second quarter of 2012 compared to $19 million for the second quarter of 2011.  Total offshore crude oil pipeline volumes increased slightly to 285 MBPD in the second quarter of 2012 versus 279 MBPD in the same quarter of 2011.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $157 million for the second quarter of 2012 compared to $140 million for the second quarter of 2011.

The partnership’s propylene business reported gross operating margin of $43 million for the second quarter of 2012 compared to $31 million for the second quarter of 2011 primarily due to higher sales margins.  Propylene fractionation volumes increased 7 percent to 73 MBPD in the second quarter of 2012 from 68 MBPD in the second quarter of 2011.  Related propylene pipeline volumes were 92 MBPD for the second quarter of 2012 compared to 102 MBPD for the same quarter in 2011.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was a record $51 million for the second quarter of 2012 compared to $37 million for the second quarter of

2011 primarily due to higher sales margins and volumes.  Total plant production volumes increased 3 MBPD to 22 MBPD for the second quarter of 2012 compared to the same quarter in 2011.

Enterprise’s butane isomerization business reported gross operating margin of $25 million in the second quarter of 2012 compared to $35 million in the second quarter of 2011 due to a decrease in isomerization volumes and fees and lower revenues from the sales of by-products.  Butane isomerization volumes during the second quarter of 2012 were 100 MBPD compared to 103 MBPD in the second quarter of 2011.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $18 million for the second quarter of 2012 compared to $22 million for the second quarter of 2011.  This decrease in gross operating margin was largely due to a 15 percent decrease in pipeline volumes as a result of less demand to transport refined products from the Gulf Coast to the Midwest.  Total pipeline volumes for this business were 482 MBPD for the second quarter of 2012 compared to 635 MPBD for the second quarter of 2011.

Enterprise’s marine transportation and other services business reported a $5 million increase in gross operating margin to $20 million for the second quarter of 2012 compared with the same quarter of 2011 primarily due to the combination of higher marine transportation fees and lower operating expenses associated with our fleet of marine vessels.

Capitalization

Total debt principal outstanding at June 30, 2012 was $15.0 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2012, Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under our revolving credit facility) of approximately $3.1 billion.

Total capital spending in the second quarter of 2012, net of contributions in aid of construction costs, was $927 million, which includes $90 million of sustaining capital expenditures.

Conference Call to Discuss Second Quarter 2012 Earnings

Today, Enterprise will host a conference call to discuss its second quarter 2012 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include approximately 50,700 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$9,789.8	$11,216.5	$21,042.3	$21,400.2
Costs and expenses:
Operating costs and expenses	9,009.5	10,533.3	19,476.7	20,070.4
General and administrative costs	42.5	50.4	88.8	88.3
Total costs and expenses	9,052.0	10,583.7	19,565.5	20,158.7
Equity in income of unconsolidated affiliates	11.3	11.1	21.2	27.3
Operating income	749.1	643.9	1,498.0	1,268.8
Other income (expense):
Interest expense	(186.6)	(188.3)	(373.1)	(372.1)
Other, net	13.2	0.3	71.9	0.8
Total other expense	(173.4)	(188.0)	(301.2)	(371.3)
Income before income taxes	575.7	455.9	1,196.8	897.5
Benefit from (provision for) income taxes	(8.5)	(7.4)	25.9	(14.5)
Net income	567.2	448.5	1,222.7	883.0
Net income attributable to noncontrolling interests – Duncan (1)	--	(9.4)	--	(17.3)
Net income attributable to noncontrolling interests – other	(0.9)	(5.4)	(5.1)	(11.3)
Total net income attributable to noncontrolling interests	(0.9)	(14.8)	(5.1)	(28.6)
Net income attributable to limited partners	$566.3	$433.7	$1,217.6	$854.4

Per unit data (fully diluted):
Earnings per unit	$0.64	$0.51	$1.37	$1.00
Average limited partner units outstanding (in millions)	889.9	851.4	889.3	850.9
Other financial data:
Net cash flows provided by operating activities	$733.4	$951.8	$1,338.3	$1,754.5
Cash used in investing activities	$714.3	$765.8	$749.8	$1,492.2
Cash used in financing activities	$92.9	$227.3	$593.8	$218.7
Gross operating margin (see Exhibit B)	$1,033.0	$922.5	$2,085.7	$1,797.9
Distributable cash flow (see Exhibit D)	$876.2	$777.5	$2,504.9	$1,471.2
Adjusted EBITDA (see Exhibit E)	$1,045.2	$916.4	$2,134.6	$1,806.8
Depreciation, amortization and accretion	$271.6	$243.7	$537.7	$484.8
Distributions received from unconsolidated affiliates	$23.5	$42.3	$50.5	$84.8
Total debt principal outstanding at end of period	$15,009.7	$14,290.0	$15,009.7	$14,290.0
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$835.0	$999.5	$1,803.1	$1,709.8
Investments in unconsolidated affiliates	74.9	8.0	125.5	11.8
Other investing activities	16.6	--	16.6	3.6
Total capital spending	$926.5	$1,007.5	$1,945.2	$1,725.2

(1)   Represents consolidated net income attributable to the limited partner interests of Duncan Energy Partners L.P. (“Duncan”) that were owned by parties other than Enterprise prior to completion of the merger of Duncan with a wholly owned subsidiary of Enterprise on September 7, 2011.

Enterprise Products Partners L.P.			Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gross operating margin by segment:
NGL Pipelines & Services	$565.8	$497.7	$1,220.7	$1,002.1
Onshore Natural Gas Pipelines & Services	175.8	161.1	382.0	320.3
Onshore Crude Oil Pipelines & Services	95.8	67.8	135.1	99.6
Offshore Pipelines & Services	38.3	53.4	90.4	114.7
Petrochemical & Refined Products Services	157.3	139.8	255.1	252.2
Other Investments	--	2.7	2.4	9.0
Total gross operating margin	1,033.0	922.5	2,085.7	1,797.9
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(261.3)	(233.3)	(515.9)	(464.1)
Non-cash asset impairment charges	(9.1)	--	(14.5)	--
Operating lease expenses paid by EPCO	--	(0.1)	--	(0.3)
Gains related to asset sales	1.3	5.2	3.8	23.6
Gains related to property damage insurance recoveries	27.7	--	27.7	--
General and administrative costs	(42.5)	(50.4)	(88.8)	(88.3)
Operating income	$749.1	$643.9	$1,498.0	$1,268.8

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses related to asset sales; (5) gains and losses related to property damage insurance recoveries; and (6) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Equity investments with industry partners are a significant component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.  Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Enterprise Products Partners L.P.			Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,440	2,253	2,409	2,309
NGL fractionation volumes (MBPD)	654	545	638	547
Equity NGL production (MBPD) (2)	96	120	104	119
Fee-based natural gas processing (MMcf/d) (3)	4,232	3,687	4,183	3,692
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,793	11,891	13,436	11,804
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	725	642	716	654
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	907	1,039	934	1,097
Crude oil transportation volumes (MBPD)	285	279	287	289
Platform natural gas processing (MMcf/d)	326	417	341	431
Platform crude oil processing (MBPD)	18	19	19	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	100	103	91	96
Propylene fractionation volumes (MBPD)	73	68	73	71
Octane additive and other plant production volumes (MBPD)	22	19	14	17
Transportation volumes, primarily refined products and petrochemicals (MBPD)	596	761	628	752
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,046	3,935	4,040	4,004
Natural gas transportation volumes (BBtus/d)	14,700	12,930	14,370	12,901
Equivalent transportation volumes (MBPD) (4)	7,914	7,338	7,822	7,399

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to limited partners	$566.3	$433.7	$1,217.6	$854.4
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	271.6	243.7	537.7	484.8
Distributions received from unconsolidated affiliates	23.5	42.3	50.5	84.8
Equity in income of unconsolidated affiliates	(11.3)	(11.1)	(21.2)	(27.3)
Sustaining capital expenditures	(90.0)	(83.9)	(180.4)	(136.6)
Gains related to asset sales	(16.5)	(5.2)	(71.7)	(23.6)
Gains related to property damage insurance recoveries	(27.7)	--	(27.7)	--
Proceeds from asset sales	130.8	166.3	1,129.0	250.5
Proceeds from property damage insurance recoveries	27.7	--	27.7	--
Return of investment in an unconsolidated affiliate	0.9	--	0.9	--
Monetization of interest rate derivative instruments	--	--	(77.6)	(5.7)
Deferred income tax expense (benefit)	2.3	1.5	(64.9)	2.3
Other miscellaneous adjustments to derive distributable cash flow	(1.4)	(9.8)	(15.0)	(12.4)
Distributable cash flow	876.2	777.5	2,504.9	1,471.2
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	90.0	83.9	180.4	136.6
Proceeds from asset sales	(130.8)	(166.3)	(1,129.0)	(250.5)
Proceeds from property damage insurance recoveries	(27.7)	--	(27.7)	--
Return of investment in an unconsolidated affiliate	(0.9)	--	(0.9)	--
Monetization of interest rate derivative instruments	--	--	77.6	5.7
Net effect of changes in operating accounts	(79.2)	241.4	(280.3)	361.4
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	5.8	15.3	13.3	30.1
Net cash flows provided by operating activities	$733.4	$951.8	$1,338.3	$1,754.5

We define distributable cash flow as net income or loss attributable to limited partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (3) the subtraction of sustaining capital expenditures; (4) the addition of losses or subtraction of gains related to asset sales and property damage insurance recoveries; (5) the addition of cash proceeds from asset sales and property damage insurance recoveries; (6) the return of an investment in an unconsolidated affiliate or related transactions; (7) the addition of losses or subtraction of gains on the monetization of interest rate derivative instruments recorded in accumulated other comprehensive income (loss); and (8) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
					Twelve Months Ended June 30,
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011	2012
Net income	$567.2	$448.5	$1,222.7	$883.0	$2,428.0
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(11.3)	(11.1)	(21.2)	(27.3)	(40.3)
Distributions received from unconsolidated affiliates	23.5	42.3	50.5	84.8	122.1
Interest expense (including related amortization)	186.6	188.3	373.1	372.1	745.1
Provision for (benefit from) income taxes	8.5	7.4	(25.9)	14.5	(13.2)
Depreciation, amortization and accretion in costs and expenses	270.7	241.0	535.4	479.7	1,046.2
Adjusted EBITDA	1,045.2	916.4	2,134.6	1,806.8	4,287.9
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(186.6)	(188.3)	(373.1)	(372.1)	(745.1)
Benefit from (provision for) income taxes	(8.5)	(7.4)	25.9	(14.5)	13.2
Gains related to asset sales	(16.5)	(5.2)	(71.7)	(23.6)	(203.8)
Gains related to property damage insurance recoveries	(27.7)	--	(27.7)	--	(27.7)
Deferred income tax expense (benefit)	2.3	1.5	(64.9)	2.3	(55.1)
Net effect of changes in operating accounts	(79.2)	241.4	(280.3)	361.4	(374.8)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	4.4	(6.6)	(4.5)	(5.8)	19.7
Net cash flows provided by operating activities	$733.4	$951.8	$1,338.3	$1,754.5	$2,914.3

We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for (benefit from) income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.